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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 11, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Reports to Shareholders of JPMorgan Intermediate Tax Free Income Fund (formerly, Chase Vista Tax Free Income Fund), JPMorgan New York Tax Free Income Fund (formerly, Chase Vista New York Tax Free Income), JPMorgan New Jersey Tax Free Income Fund (formerly, Chase Vista New Jersey Tax Free Income
Fund) and JPMorgan Tax Free Income Fund (formerly, Chase Vista Tax Free Income Fund), which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
July 27, 2001